EXHIBIT 99.1

THE UNITED ILLUMINATING COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2012 AND 2011

TABLE OF CONTENTS

Page
Number

Report of Independent Auditors	2

Financial Statements:

Statement of Income for the Years Ended December 31, 2012 and 2011	3

Statement of Cash Flows for the Years Ended December 31, 2012 and 2011	4

Balance Sheet as of December 31, 2012 and 2011	5

Statement of Changes in Shareholder’s Equity for the Years Ended December 31, 2012 and 2011	7

Notes to the Financial Statements	8

Independent Auditor's Report

To the Shareholder and Directors of
The United Illuminating Company:

We have audited the accompanying financial statements of The United Illuminating Company (the "Company"), which comprise the balance sheets as of December 31, 2012 and December 31, 2011, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The United Illuminating Company at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 29, 2013

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
For the Years Ended December 31, 2012 and 2011
(In Thousands)

	2012	2011

Operating Revenues	$783,462	$797,656

Operating Expenses
Operation
Purchased power	154,546	180,148
Operation and maintenance	222,047	248,388
Transmission wholesale	79,469	77,997
Depreciation and amortization	103,562	96,415
Taxes - other than income taxes	71,617	70,703
Total Operating Expenses	631,241	673,651
Operating Income	152,221	124,005

Other Income and (Deductions), net (Note H), (Note A)	20,507	21,347

Interest Charges, net
Interest on long-term debt	38,656	39,482
Other interest, net	1,152	2,569
	39,808	42,051
Amortization of debt expense and redemption premiums	1,441	1,673
Total Interest Charges, net	41,249	43,724

Income Before Income Taxes and Equity Earnings	131,479	101,628

Income Taxes (Note E)	62,116	44,052

Income Before Equity Earnings	69,363	57,576

Income from Equity Investments	15,273	11,283

Net Income	$84,636	$68,859

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2012, and 2011
(Thousands of Dollars)

	2012	2011
Cash Flows From Operating Activities
Net income	$84,636	$68,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,003	98,088
Deferred income taxes	50,508	66,425
Stock-based compensation expense (Note A)	362	1,988
Pension expense	20,974	23,513
Allowance for funds used during construction (AFUDC) - equity	(6,843)	(10,130)
Undistributed (earnings) losses in equity investments	(15,273)	(11,283)
Excess generation service charge	4,894	(5,047)
Deferred Transmission (income) expense	(33,007)	(15,408)
Other non-cash items, net	(25,271)	(25,350)
Changes in:
Accounts receivable, net	(6,721)	6,091
Unbilled revenues	(5,703)	5,514
Accounts payable	(7,285)	13,159
Cash distribution received from GenConn	19,672	7,977
Taxes accrued and refundable	53,981	(25,479)
Accrued liabilities	(3,699)	(13,500)
Accrued pension	(26,550)	(52,472)
Other assets	(318)	975
Other liabilities	1,139	(3,643)
Total Adjustments	125,863	61,418
Net Cash provided by Operating Activities	210,499	130,277

Cash Flows from Investing Activities
Related party note receivable	-	(1,050)
Plant expenditures including AFUDC debt	(178,107)	(247,562)
Cash distribution from GenConn	1,872	-
Investment in GenConn	-	(2,000)
Investment in NEEWS (Note C)	(24,059)	(2,393)
Changes in restricted cash	3,734	(4,141)
Intercompany loan receivable	(7,000)	-
Net Cash (used in) Investing Activities	(203,560)	(257,146)

Cash Flows from Financing Activities
Issuances of long-term debt	203,500	1,050
Payments on long-term debt	(103,500)	(62,833)
Line of credit borrowings (repayments)	(170,000)	200,000
Payment of common stock dividend	(53,100)	(69,600)
Equity infusion from parent	100,000	60,000
Intercompany loan payable	5,000	-
Other	(856)	(392)
Net Cash provided by (used in) Financing Activities	(18,956)	128,225

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(12,017)	1,356
Balance at beginning of period	13,573	12,217
Balance at end of period	$1,556	$13,573

Cash paid during the period for:
Interest (net of amount capitalized)	$38,656	$33,334
Income taxes	$3,650	$1,600

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$33,566	$33,923
Related party note receivable (Note H)	$-	$62,833
Equity investment in Related Party (Note H)	$-	$(62,833)
Plant expenditures funded by deposits in NEEWS	$(6,346)	$-
Investment in NEEWS	$6,346	$-

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2012 and 2011

ASSETS
(In Thousands)

	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$1,556	$13,573
Restricted cash	2,805	6,539
Utility accounts receivable less allowance of $3,200 and $3,400, respectively	87,107	87,495
Other accounts receivable	22,714	11,687
Unbilled revenues	43,577	37,902
Current regulatory assets	77,884	46,758
Materials and supplies, at average cost	4,680	4,408
Deferred income taxes	30,661	24,165
Refundable taxes, net	-	53,437
Prepayments	2,599	3,235
Current portion of derivative assets (Note A), (Note K)	11,671	10,678
Intercompany loan receivable	7,000	-
Other current assets	775	111
Total Current Assets	293,029	299,988

Other Investments
Equity investment in Related Party (Note H)	124,799	131,082
Other	6,649	5,854
Total Other Investments	131,448	136,936

Net Property, Plant and Equipment	1,666,563	1,525,662

Regulatory Assets (future amounts due from customers through the ratemaking process)	704,588	664,466

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,871	6,721
Other long-term receivable	1,501	1,278
Derivative assets (Note A), (Note K)	67,167	73,264
Other	27,336	9,707
Total Deferred Charges and Other Assets	102,875	90,970

Total Assets	$2,898,503	$2,718,022

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2012 and 2011

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2012	2011
Current Liabilities
Line of credit borrowings	$30,000	$200,000
Intercompany loan payable	5,000	-
Accounts payable	104,750	115,323
Dividends payable	-	13,800
Accrued liabilities	27,636	29,246
Current regulatory liabilities	16,884	19,973
Interest accrued	10,947	10,858
Taxes accrued	31,089	9,757
Current portion of derivative liabilities (Note A), (Note K)	30,804	28,888
Total Current Liabilities	257,110	427,845

Noncurrent Liabilities
Pension accrued	188,680	143,874
Connecticut Yankee contract obligation	11,129	14,247
Other post-retirement benefits accrued	58,331	45,886
Derivative liabilities (Note A), (Note K)	224,639	239,147
Other	6,677	19,221
Total Noncurrent Liabilities	489,456	462,375

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	450,211	400,812

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	118,747	89,347

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	770,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	529,730
Retained earnings	182,788	137,452
Net Common Stock Equity	812,519	667,183

Total Capitalization	1,582,979	1,337,643

Total Liabilities and Capitalization	$2,898,503	$2,718,022

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
Statement of Changes in Shareholder's Equity
December 31, 2012 and 2011
(Thousands of Dollars)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of December 31, 2010	100	$1	$469,730	$138,693	$608,423

Net income				68,859	68,859
Cash dividends				(70,100)	(70,100)
Equity infusion from parent			60,000		60,000
Balance as of December 31, 2011	100	$1	$529,730	$137,452	$667,183

Net income				84,636	84,636
Cash dividends				(39,300)	(39,300)
Equity infusion from parent			100,000		100,000
Balance as of December 31, 2012	100	$1	$629,730	$182,788	$812,519

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899.  It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut.  The population of this area is approximately 746,000, which represents approximately 21% of the population of Connecticut.  The service area, largely urban and suburban, includes the principal cities of Bridgeport (population of approximately 146,000) and New Haven (population of approximately 130,000) and their surrounding areas.  The service territory is home to a diverse array of business sectors including aerospace manufacturing, healthcare, biotech, financial services, precision manufacturing, retail and education.  As of December 31, 2012, UI had approximately 321,000 customers.  Of UI’s 2012 retail revenues, 57.3% were derived from residential sales, 35.6% from commercial sales, 5.6% from industrial sales and 1.5% from street lighting and other sales.  UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use.  UI is regulated as an electric distribution company by the Public Utilities Regulatory Authority (PURA) in Connecticut and is also subject to regulation by the Federal Energy Regulatory Commission (FERC).

UI is also a 50-50 joint venturer with NRG Energy, Inc. (NRG) in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively, GenConn) operates two peaking generation plants in  Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2013.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow UI to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, UI has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  UI is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If UI, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  UI expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the UI’s earnings and retained earnings in that year and could also have a material adverse effect on their ongoing financial condition.

UI’s regulatory assets and liabilities as of December 31, 2012 and 2011 included the following:

	Remaining	December 31,	December 31,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$252,498	$272,943
Connecticut Yankee	3 years	11,129	14,247
Unamortized redemption costs	11 to 23 years	12,103	12,906
Pension and other post-retirement benefit plans	(b)	234,397	180,197
Contracts for differences	(c)	176,597	184,105
Deferred transmission expense	(d)	21,379	-
Excess generation service charge	(e)	8,864	13,758
Storm costs	(f)	52,009	29,618
Other	(g)	13,496	3,450
Total regulatory assets		782,472	711,224
Less current portion of regulatory assets		77,884	46,758
Regulatory Assets, Net		$704,588	$664,466

Regulatory Liabilities:
Accumulated deferred investment tax credits	31 years	$4,612	$4,758
Income taxes due principally to book-tax differences	(g)	$43,135	$14,445
Deferred gain on sale of property	(a)	37,933	37,798
Middletown/Norwalk local transmission network service collections	37 years	21,975	22,548
Asset removal costs	(g)	3,982	1,727
Deferred transmission expense	(d)	-	11,628
Other	(g)	23,994	16,416
Total regulatory liabilities		135,631	109,320
Less current portion of regulatory liabilities		16,884	19,973
Regulatory Liabilities, Net		$118,747	$89,347

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes, due principally to book-tax differences.
(b) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(c) Asset life is equal to delivery term of related contracts (which vary from approximately 7 - 15 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(d) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI will seek recovery of these costs in future rate proceedings.
(g) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Derivatives

UI is party to contracts, and involved in transactions, that have been determined to be derivatives and are discussed below.

The fair value of the gross derivative assets and liabilities as of December 31, 2012 and 2011 were as follows:

	December 31, 2012
	(In Thousands)

	Current	Deferred Charges	Current	Noncurrent
	Assets	and Other Assets	Liabilities	Liabilities

Contracts for differences	$11,671	$67,167	$(30,804)	$(224,639)

	December 31, 2011
	(In Thousands)

	Current	Deferred Charges	Current	Noncurrent
	Assets	and Other Assets	Liabilities	Liabilities

Contracts for differences	$10,678	$73,264	$28,888	$239,147

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act (EIA), PURA solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion, pursuant to the cost-sharing agreement noted above.  As of December 31, 2012, UI has recorded a gross derivative asset of $78.8 million, a regulatory asset of $176.6 million, and a gross derivative liability of $255.4 million ($156.9 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from mark-to-market adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the years ended December 31, 2012 and 2011 were as follows:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

	Year Ended
	December 31,
	2012	2011
	(In Thousands)

Regulatory Assets - Derivative assets	$(7,500)	$69,397

Regulatory Liabilities - Derivative liabilities	$12	$5,736

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Cost consists of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

UI accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2012 and 2011 were $4.0 million and $1.7 million, respectively.

UI’s property, plant and equipment as of December 31, 2012 and 2011 were comprised as follows:

	2012	2011
	(In Thousands)

Distribution plant	$861,133	$816,788
Transmission plant	577,669	508,738
Software	101,494	96,373
Land	57,160	57,012
Building and improvements	172,387	67,765
Other plant	108,333	93,335
Total property, plant & equipment	1,878,176	1,640,011
Less accumulated depreciation	481,624	457,200
	1,396,552	1,182,811
Construction work in progress	270,011	342,851
Net property, plant & equipment	$1,666,563	$1,525,662

Allowance for Funds Used During Construction

UI capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Consolidated Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2012 and 2011 were 6.12% and 6.66%, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for 2012 and 2011 were approximately 3.3% and 3.6%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” UI has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, UI has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, UI normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, UI may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  UI’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See – Note (E), Income Taxes for additional information.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

UI utilizes a customer accounting software package integrated with the network meter reading system to estimate unbilled revenue on a customer-by-customer basis, utilizing actual daily meter readings at the end of each month to calculate consumption and pricing for each customer.  A significant portion of utility retail kilowatt-hour consumption is read through the network meter reading system.  For those customers still requiring manual meter readings, consumption is estimated based upon historical usage and actual pricing for each customer.

Cash and Temporary Cash Investments

UI considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Restricted Cash

UI’s restricted cash at December 31, 2012 and 2011 totaled $2.8 million and $6.5 million, respectively, which primarily relates to electric distribution and transmission capital projects, which have been withheld by UI and will remain in place until the verification of fulfillment of contractor obligations.

Equity Investments

In February 2008, UI and an NRG affiliate formed GenConn, a 50-50 joint venture, for the purpose of constructing peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $124.8 million and $131.1 million as of December 31, 2012 and 2011, respectively.

UI’s pre-tax income from its equity investment in GenConn was $15.3 million, $11.3 million and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.  During the years ended December 31, 2012 and 2011, UI received cash distributions from GenConn of approximately $21.5 million and $8.0 million, respectively, which are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  As of December 31, 2012, there was $0.1 million of undistributed earnings from UI’s equity investment in GenConn.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following represents summarized financial information of GenConn as of and for the years ended December 31:

	2012	2011
	(In Thousands)

Current assets	$37,189	$45,635
Noncurrent assets	$458,274	$470,970
Current liabilities	$23,486	$23,727
Noncurrent liabilities	$222,509	$229,572
Operating revenues	$77,816	$67,417
Income	$29,249	$23,763

Pension and Other Postretirement Benefits

UI accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting,” determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of UI.  At December 31, 2012, UI as a rate-regulated entity did not have any assets that were impaired under this standard.

ASC 323 “Investments” requires that a loss in the value of an investment that is other than a temporary decline should be recognized. In accordance with ASC 323, UI reviews its investments accounted for by the equity method for impairment by identifying and measuring losses in the value based upon a comparison of fair value to carrying value.  At December 31, 2012, UI did not have any equity investments that were impaired under this standard.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the years ended December 31, 2012 and 2011 was $0.4 million and $2.0 million, respectively.

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time. For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Equity Investment in Peaking Generation.”

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI has identified the selected capacity resources with which UI has CfDs as VIEs and has concluded that UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these capacity resources.   As such, UI has not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

UI has identified the entities for which UI is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UI has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – New Renewable Source Generation.

New Accounting Pronouncements

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures,” which UI adopted on a prospective basis on January 1, 2012.  The adoption of the amendments resulted in additional details being included in new and existing tabular fair value disclosures as well as additional discussion regarding unobservable inputs.  The implementation of this guidance did not have a material impact on UI’s financial statements.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

	2012	2011
	(In Thousands)

Interest income	$2,051	$2,657
Allowance for funds used during construction - equity	6,843	10,130
Allowance for funds used during construction - debt	6,283	8,758
Conservation & Load Management incentive	1,261	1,035
Energy generation and load curtailment incentives	101	607
ISO load response, net	1,685	404
Miscellaneous other income and (deductions) - net	2,283	(2,244)
Total Other Income and (Deductions), net	$20,507	$21,347

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock, no par value, outstanding at December 31, 2012 and 2011.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Stock option transactions related to UI for 2012 and 2011, in shares of UIL Holdings' stock, are as follows:

	Number	Option Price	Average Exercise
	of Options	per Share	Price
Balance - December 31, 2010	39,219	$21.68-$33.96	$31.65
Forfeited	-	N/A	N/A
Exercised	(4,999)	$21.68-$31.25	$27.66
Balance - December 31, 2011	34,220	$21.68-$33.96	$32.33
Forfeited	(8,000)	N/A	N/A
Exercised	(22,887)	$31.25-$33.96	N/A
Balance – December 31, 2012	3,333	$21.68	$21.68

Exercisable at December 31, 2011	34,220	$21.68-$33.96	$32.33
Exercisable at December 31, 2012	3,333	$21.68	$21.68

(1)	The intrinsic value of exercisable stock options at December 31, 2012 was $0.05 million.

As of December 31, 2012 and 2011, the weighted-average remaining contractual lives for those options outstanding were 0.3 years and 1.8 years, respectively.

Long-Term Debt

	December 31,
	2012	2011
	(In Thousands)
Pollution Control Revenue Refunding Bonds:

5.75%, 1996 Series, due 2026 (1)	$-	$7,500
4.50% 2010 Series, due 2027	27,500	27,500
7.13%, 1997 Series, due 2027 (1)	-	71,000
6.88%, 2009 Series, due 2029 (1)	-	25,000
Auction Rate, 2003 Series, due 2033 (2)	64,460	64,460

Senior Unsecured Notes:

6.06% Senior Notes, Series A and B, due 2017	70,000	70,000
2.98% Senior Notes, Series A due 2019	31,000	-
3.61% Senior Notes, Series B and C and 6.26% Senior Notes, Series C and D, due 2022	162,500	77,000
6.51% Senior Notes, Series E and F due 2037	28,000	28,000
6.46% Senior Notes , Series A and 6.51%, Senior Notes, Series B, due 2018	100,000	100,000
6.61% Senior Notes, Series C, due 2020	50,000	50,000
5.61% Senor Notes, due 2025	50,000	50,000
6.09% Senior Notes, due 2040	100,000	100,000
4.89% Senior Notes, Series D and E, due 2042	87,000	-
Long-Term Debt	$770,460	$670,460

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(1)	The interest rates on these bonds were due to be remarketed on February 1, 2012; however such bonds were refinanced in January 2012, as discussed below.
(2)	The interest rate on these Bonds is reset through an auction held every 35 days. On February 25, 2013, the interest rate on the Bonds was 0.41%.

The weighted-average remaining fixed rate period of outstanding long-term debt obligations of UI as of December 31, 2012 was 12.6 years, at an average interest rate of 5.1%.

The fair value of UI’s long-term debt was $900.6 million and $761.6 million as of December 31, 2012 and 2011, respectively, which was estimated by UI based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of pollution control revenue bonds.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

						2018
						&
	2013	2014	2015	2016	2017	thereafter
	(In Thousands)
Maturities	$-	$-	$-	$-	$70,000	$700,460

Due to conditions in the municipal bond market, UI determined it was economically favorable to refinance multiple series of pollution control revenue bonds in the aggregate principal amount outstanding of $103.5 million with notes issued in the private placement market.  On January 30, 2012, UI entered into a Note Purchase Agreement with a group of institutional accredited investors to issue $203.5 million principal amount of senior unsecured notes.   On January 30, 2012, $103.5 million of such notes were issued as follows:  3.61%, Series B, due January 31, 2022, in the principal amount of $51.5 million and 4.89%, Series D, due January 30, 2042, in the principal amount of $52 million.  On April 2, 2012, the remaining $100 million of such notes were issued as follows:  2.98%, Series A, due January 31, 2019, in the principal amount of $31 million, 3.61%, Series C, due January 31, 2022 in the principal amount of $34 million and 4.89%, Series E, due January 30, 2042, in the principal amount of $35 million.

In July 2011, UI repaid, upon maturity, approximately $63 million of borrowings under its equity bridge loan (EBL) relating to GenConn.  The EBL was used by UI to fund its commitments as a 50-50 joint venturer in GenConn.

(C)  REGULATORY PROCEEDINGS

In August 2012, PURA issued a final decision in its investigation of the service response and communications of utilities, including UI, after Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011. The decision contains reporting requirements for UI with respect to various recommendations, improving mutual assistance, and release of customer information in emergency situations.

In November 2012, pursuant to PA 12-148), PURA opened a docket to investigate the UI’s performance in restoring service following Hurricane Sandy, which passed through Connecticut in October 2012.  Hearings are scheduled for the second quarter of 2013 with a final decision expected in the third quarter of 2013.

ISO-NE, an independent, not-for-profit corporation, is the Regional Transmission Organization (RTO) for New England.  ISO-NE is responsible for the reliable operation of the region’s bulk electric power system, which includes UI’s electric system, and administration of the region’s wholesale electricity marketplace.  ISO-NE also is responsible for the management of the comprehensive bulk electric power system and wholesale markets’ planning processes that address the region's electricity needs.

Hurricane Sandy caused extensive damage to the electric system in UI's service territory and resulted in approximately 284,000 customer outages.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expense.  As of December 31, 2012, UI’s estimate of the cost of repairing the damage resulting from the storm and restoring service to customers is approximately $37.5 million, of which approximately $12.5 million has been capitalized as property plant and equipment and the remainder as a regulatory asset.  UI is seeking recovery of these costs in its rate proceeding discussed below.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Rates

UI’s allowed distribution return on equity established by PURA is 8.75%.   UI has an earnings sharing mechanism in place that allows UI to retain 50% of any distribution earnings above the allowed 8.75% ROE in a calendar year.

UI filed its revised distribution 2011 rate year decoupling results with PURA on June 29, 2012.  The decoupling results included a decoupling adjustment of approximately $4.4 million which is to be collected from customers beginning in the first quarter of 2013, pending PURA approval.  PURA is expected to issue a decision on the decoupling adjustment in the first quarter of 2013.  Additionally, PURA approved last resort service Generation Services Charge rates for the period through March 31, 2013.

On February 15, 2013, UI filed an application to amend its existing distribution rate schedules for two rate years.  The changes are designed to produce additional distribution revenues of approximately $69 million in rate year one (from July 1, 2013 through June 30, 2014) and an additional $26 million in rate year two (from July 1, 2014 through June 30, 2015).  For rate year one, these additional revenues represent an increase of approximately 8.7% over the total revenues that would be expected under current rate schedules and projected sales on a total bill basis.  For rate year two, the additional revenues represent an increase of approximately 3.0% over rate year one revenues.  Included in this request is the initiation of the recovery of UI’s storm regulatory asset of approximately $52 million for previously incurred storm costs not included in rates.  UI’s application proposes a six-year recovery period for these costs along with the establishment of a storm reserve of $2 million per year to help address future storm costs and the ability to defer additional storm costs above the reserve amount as a regulatory asset for recovery in a future proceeding.  UI does not currently have a storm reserve funded in rates.  In addition, UI proposed to use revenue from other sources, such as the 2010 and 2012 earning sharing amounts owed to customers along with anticipated excess CTA revenue collections, to recover increased distribution revenue requirements through the end of 2013, which allows the implementation of the distribution rate increase to be deferred until January 1, 2014 coincident with the expiration of the CTA rate.  PURA is expected to issue a final decision in the third quarter of 2013.

Approval for the Issuance of Debt

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  The proceeds from the sales of any Proposed Notes may be used by UI for the following purposes:  (1) to finance capital expenditures; (2) the repayment, in July 2011, of the equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short-term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay for issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, which were remarketed in the municipal bond market in February 2012 and (7) for general corporate purposes.  UI has issued $303.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which were issued in July 2010, $103.5 million of which were issued in January 2012 and $100 million of which were issued in April 2012.

Other Proceedings

UI generally has several regulatory proceedings open and pending at PURA at any given time.  Examples of such proceedings include an annual PURA review and reconciliation of UI’s Competitive Transition Assessment (CTA) and Systems Benefits Charges (SBC) revenues and expenses, dockets to consider specific restructuring or electricity market issues, consideration of specific rate or customer issues, and review of conservation programs.

UI files semi-annual true-ups with PURA regarding Bypassable Federally Mandated Congestion Charges and Non-Bypassable Federally Mandated Congestion Charges.  These customer charges relate to “congestion costs” associated with not having adequate transmission infrastructure to move energy from the generating sources to the consumer and costs associated with ensuring adequate capacity on the electric system, such as peaking generation and capacity CfDs with generators.  These costs change from time to time and the semi-annual true-ups provide a mechanism for the electric distribution companies to adjust the charges to customers that allow the companies to recover the Federally Mandated Congestion Charges.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI makes a semi-annual transmission adjustment clause (TAC) filing with PURA setting forth its actual transmission revenues, projected transmission revenue requirement, and the required TAC charge or credit so that any under- or over-collections of transmission revenues from prior periods are reconciled along with the expected revenue requirements for the next six months from filing.  PURA holds an administrative proceeding to approve the TAC charge or credit and holds a hearing to determine the accuracy of customer billings under the TAC.  The TAC tariff and this semi-annual change of the TAC charge or credit facilitates the timely matching of transmission revenues and transmission revenue requirements.

Pension and Postretirement Expenses

In response to the Internal Revenue Service (IRS) mandated change in mortality tables utilized for certain Employee Retirement Income Security Act of 1974 (ERISA)-related liability calculations, effective January 1, 2007, PURA allowed regulatory treatment for the change in pension and postretirement expenses resulting from the use of the new mortality tables.  In 2009, PURA approved the recovery of these expenses over a four-year period beginning in 2009.  As of December 31, 2012, the remaining regulatory asset was approximately $0.1 million.

In 2009, PURA also approved the establishment of an annual regulatory asset to address a portion of the actual increase in pension and postretirement expense for each of 2009 and 2010.  As of December 31, 2009, UI had recorded a regulatory asset of approximately $10.2 million which was fully recovered in 2010.  Additionally, $11.4 million was included in rates in 2010 for UI’s estimate of 2010 pension and postretirement expense.

Power Supply Arrangements

UI’s retail electricity customers are able to choose their electricity supplier.  Since January 1, 2007, UI has been required to offer standard service to those of its customers who do not choose a retail electric supplier and have a maximum demand of less than 500 kilowatts.  In addition, UI is required to offer supplier of last resort service to customers who are not eligible for standard service and who do not choose to purchase electric generation service from a retail electric supplier licensed in Connecticut.

UI must procure its standard service power pursuant to a procurement plan approved by PURA.  The procurement plan must provide for a portfolio of service agreements procured in a manner that maintains standard service cost volatility within reasonable levels.  On October 10, 2012, PURA approved the Standard Service Procurement Plan (the Procurement Plan) submitted by DEEP’s procurement manager to PURA for approval as required by Connecticut law.  The Procurement Plan, which was developed by the procurement manager, in consultation with UI, CL&P and the OCC, provides for UI to continue to procure wholesale power for standard service customers on a full requirements basis but reduces the maximum duration of contracts from three years to 12 months, with the delivery of such wholesale power to commence no later than six months from the applicable bid day.  The length of term and tranche sizes may be modified by the mutual agreement of UI and the procurement manager.

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2013, and 30% for the first half of 2014.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In November 2012, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.   In May 2012, Standard & Poor’s Investor Services released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such a situation had been in effect as of December 31, 2012, UI would have had to post approximately $10.5 million in collateral.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI is permitted to seek long-term contracts for up to 20% of standard service requirements, in order to obtain long-term energy supply contracts and Connecticut Class I Renewable Energy Certificates for UI’s standard service customers that will result in an economic benefit to ratepayers, both in terms of risk and cost mitigation.  UI continues to keep apprised of possible long-term contracts that could benefit customers, but has not executed any long-term contracts.

New Renewable Source Generation

Under Connecticut law, electric distribution companies were required to enter into contracts to purchase the output of new renewable generation totaling at least 150 MW, at prices and upon terms approved by PURA in accordance with statutory requirements.  PURA approved a number of these projects from 2007 through 2009, all of which are governed by a cost sharing agreement with CL&P whereby UI pays approximately 20% of the costs and obtains approximately 20% of the benefits of such contracts.  UI was a direct party to two of the contracts.   UI’s costs associated with all such contracts are recoverable, whether UI is a direct party or pursuant to the sharing agreement.  In September 2011, PURA issued a report to the legislature stating that, of the original 150 MW, only 47 MW have the capability of achieving commercial operation within contractual deadlines.  One of the contracts to which UI was a direct party has since been terminated.  Many of the other contracts are also expected to be terminated as the commercial operation deadlines expire.  On September 20, 2012, PURA approved a request by Bridgeport Fuel Cell Park, LLC to extend the in-service date under its contract with CL&P to February 14, 2014.  To date, none of the projects have achieved commercial operation.

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) from small renewable generators located on customer premises.  Under this program, UI will be required to enter into contracts totaling approximately $200 million in commitments over an approximate 21 year period.  The obligations will phase in over a six year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million/year after six years.  Upon purchase, the RECs will be accounted for as inventory.  UI expects to partially mitigate the cost of the contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts, including any gain or loss resulting from the resale of the RECs, are recoverable through electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address the new requirements and in April 2012, PURA approved the program.  In October 2012, UI received PURA approval for executed REC purchase contracts totaling up to approximately $1.5 million annually in payments for 15 year delivery terms commencing in 2013.  On January 8, 2013, UI opened a tariff-based application process to procure RECs from small renewable projects, and on March 20, 2013, UI entered into REC purchase contracts totaling approximately $0.5 million annually in payments for 15 year delivery terms commencing in 2013 and 2014. Additionally, UI has offered contracts totaling an immaterial amount to small renewable projects to replace projects that were recently selected, but unable to proceed to contract.

PA 11-80 also allows for the development of up to 30 MW of grid-connected renewable energy.  UI and CL&P are each allowed to develop projects capable of generating up to 10 MW and DEEP is to solicit proposals for projects capable of generating 10 MW.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  CL&P executed contracts with the developers of the two 5 MW solar projects to purchase energy and associated products from both projects.  These contracts, and the associated cost recovery, have been approved by DEEP and PURA, respectively.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the revenues, associated with the projects.  Pursuant to PURA’s approval of the cost recovery, the costs of payments made to projects are recoverable through electric rates.  In January 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision in July 2012, in which it approved the construction of one solar facility and two fuel cell facilities.  The decision approves a return on equity (ROE) equal to the then currently allowed distribution ROE over the life of the investment, which is currently 8.75%.  UI had requested a ROE of 9.5% for the renewable connections program projects.  In September 2012 PURA reopened the proceeding on its own motion and issued interrogatories, responses to which were filed by UI.  UI’s participation in the program is voluntary.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Transitional Standard Offer Incentive (TSO)

State legislation significantly restructured the electric utility industry in Connecticut in 1998 and 2003.  The primary restructuring legislation includes Public Act 98-28 (the 1998 Restructuring Legislation) and Public Act 03-135, as amended in part by Public Act 03-221 (the 2003 Restructuring Legislation).  The 2003 Restructuring Legislation provided for PURA to establish an incentive plan for the procurement of long-term contracts for transitional standard offer service that compares UI’s actual average contract price to a regional average price for electricity, making adjustments as deemed appropriate by PURA.  For each of 2004, 2005 and 2006, if UI’s price was lower than the average, the legislation provided for the plan to allocate $0.00025/kilowatt-hour of transitional standard offer service to the distribution company.  PURA issued a final decision in January 2009 that found UI was not eligible for a procurement incentive for 2004.  UI appealed PURA’s final decision to the state superior court.  By decision filed February 5, 2010, the superior court determined that PURA did not apply the proper standard in determining whether UI qualified for the incentive and that PURA made other errors, and remanded the case to PURA for further proceeding in accordance with the court's decision.  PURA appealed the superior court’s decision to the state appellate court.  On October 2, 2012, UI, CL&P and the Connecticut Office of Consumer Counsel (OCC) filed with PURA a joint motion for approval of a settlement agreement by and among UI, CL&P, and the OCC.  On October 31, 2012, PURA issued a final decision approving the settlement agreement which resolves all of the issues relating to the incentive for the procurement of power for 2004 through 2006.  The settlement agreement provides that UI has met the statutory standard for receiving 2005 and 2006 TSO incentives previously collected of approximately $2.7 million, which were recorded in the third quarter of 2012 and are included in “Other Income and (Deductions)” in UIL Holdings’ Consolidated Statement of Income.  The settlement agreement also provides that no further amounts are due from UI to customers relating to the 2004 incentive as amounts were previously refunded to customers in 2009.

Transmission

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable return on equity (ROE), which are within the jurisdiction of the FERC.  The FERC has issued orders establishing allowable ROEs for transmission projects of transmission owners in New England, including UI.  The FERC established a base-level ROE of 11.14%in November 2006, as well as a 50 basis point ROE adder on Pool Transmission Facilities (PTF) for participation in the RTO for New England and a 100 basis point ROE incentive for projects included in the ISO-NE Regional System Plan that were completed and on line as of December 31, 2008.  For projects placed in service after December 31, 2008, incentives may be requested from the FERC, through a specific showing justifying the incentive, on a project-specific basis.

UI’s overall transmission ROE is determined by the mix of UI’s transmission rate base between new and existing transmission assets, and whether such assets are PTF or non-PTF.  UI’s transmission assets are primarily PTF.  For 2012, UI’s overall allowed weighted-average ROE for its transmission business was 12.3%.  UI recovers its transmission revenue requirements on a prospective basis, subject to reconciliation with actual revenue requirements.  UI is required to file information regarding its approved formula rates on an annual basis with the FERC.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE on transmission investments of 11.14% is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20%.  The New England transmission owners filed their response to the complaint in October 2011, opposing any change to the base ROE as unsupported.  In May 2012, the FERC issued an order setting the matter for hearing and establishing settlement procedures.  The parties have been unable to reach a settlement.  Settlement proceedings have terminated, and a hearing judge has been assigned.  Pursuant to the procedural schedule, the direct case of the complainants was filed in October 2012, seeking a base ROE of 9.0%.  Respondents filed their answer to the direct case in November 2012.  In January 2013, FERC trial staff filed testimony supporting a base ROE of 9.66%.  Respondents filed reply testimony to the trial staff’s testimony in February 2013.  A hearing is scheduled for the second quarter of 2013, with an initial decision by the hearing judge expected in the third quarter of 2013.  UI is unable to predict the outcome at this time.  A 25 basis point change in the weighted-average ROE for UI’s transmission business would change net income by approximately $0.6 million annually, for example.  In the event there is a reduction to the ROE, the May 2012 order established a refund effective date of October 1, 2011, for a period of 15 months.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In December 2012, various customer entities filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%.  The transmission owners filed an answer and request for dismissal in January 2013, including opposition to the establishment of a second 15 month refund period because the complaint seeks substantially the same relief against the same respondents but for a different 15 month period as the pending complaint of governmental entities.  The complainants filed their answer to the respondents’ answer in February 2013.  UI is unable to predict the outcome at this time.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, which is currently under construction, (2) the Interstate Reliability Project, which has Connecticut Siting Council approval and (3) the Central Connecticut Reliability Project, which is currently being considered by ISO-NE as part of a broader study that includes other electrically connected areas within Connecticut.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no effect on the assets previously transferred to UI.

In June 2012, NU, on behalf of CL&P, submitted the operation and maintenance agreement (the O&M Agreement) between UI and CL&P to the FERC, which the FERC accepted.  Under the O&M Agreement, CL&P will serve as a contractor to manage, operate and maintain transmission assets in Connecticut that the FERC has authorized UI to acquire from CL&P.

In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the Greater Springfield Reliability Project to UI, upon which the O&M Agreement became effective.  In February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of this project, to UI.

UI made deposits in NEEWS totaling $33.5 million and $9.6 million as of December 31, 2012 and 2011, respectively.  The total deposits made as of December 31, 2012 include the transferred assets noted above. UI expects to make the remaining deposits over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.  UI earned pre-tax income of approximately $1.6 million and $1 million on such deposits in the years ended December 31, 2012 and 2011, respectively.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2013 through December 31, 2013 of $33.1 million and $40.2 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs that were in excess of the proposed costs originally submitted in 2008 were prudently incurred and are recoverable.  Such costs are included in the determination of the 2013 approved revenue requirements.  The increase in project costs was driven primarily by increased financing costs and the cost to build interconnection facilities at GenConn Middletown.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(D)  SHORT-TERM CREDIT ARRANGEMENTS

As of December 31, 2012, UI had $30 million of borrowings outstanding under the revolving credit agreement, dated as of November 17, 2010, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks named therein (the Credit Facility).  Available credit under the Credit Facility at December 31, 2012 totaled $220 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording UI flexibility in managing its working capital requirements.

(E)   INCOME TAXES

	2012	2011
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$6,921	$(19,108)
State	4,833	(3,119)
Total current	11,754	(22,227)
Deferred
Federal	47,625	59,602
State	2,883	6,823
Total deferred	50,508	66,425

Investment tax credits	(146)	(146)

Total income tax expense	$62,116	$44,052

The following table details the components of the deferred income tax provision:
Property related (accelerated depreciation and other)	$23,389	$20,534
Pension benefits	15,589	11,892
Regulatory deferrals	15,103	6,570
Storm costs	8,715	8,922
Investment in GenConn	893	32,694
Post Retirement Benefits	47	(598)
Incentive compensation plans	(109)	1,193
Alternative minimum tax	(2,488)	-
Seabrook lease buyout	(3,151)	(2,985)
Net operating loss carryforward	(3,475)	(11,560)
Other - net	(4,005)	(237)

Deferred income tax provision, net	$50,508	$66,425

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	2012	2011
	(In Thousands)
Computed tax at federal statutory rate	$51,363	$39,519
Increases (reductions) resulting from:
ITC taken into income	(147)	(147)
Allowance for equity funds used during construction	(2,395)	(3,545)
Amortization of nuclear plant regulatory assets	9,334	8,885
Book depreciation less than non-normalized tax depreciation	68	(1,020)
State income taxes, net of federal income tax benefits	5,015	2,407
ESOP dividend payments	(555)	(526)
Mark-to-market adjustments to non-qualified pension investments	(274)	3
Other items, net	(293)	(1,524)

Total income tax expense	$62,116	$44,052

Book income before income taxes	$146,752	$112,911

Effective income tax rates	42.3%	39.0%

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2012 was 42.3%, as compared to 39.0% for the year ended December 31, 2011.  The increase in the 2012 effective book income tax rate was primarily due to a decrease in the equity portion of allowance for funds used during construction (AFUDC), which is a flow-through book-to-tax difference.

During 2011, UI incurred a net operating loss (NOL) for federal income tax purposes of approximately $101 million, which was primarily due to bonus depreciation on capital additions during that year.  UI carried back approximately $52 million of the NOL and has received a refund of the amount of federal income taxes paid in the carryback years.  The remaining 2011 NOL was carried forward, of which an anticipated $20 million will be utilized for the 2012 tax year and the remainder utilized in the 2013 tax year.  As a result of the carryback of the NOL to prior years and the utilization of a portion of the NOL in 2012, UI has accrued an Alternative Minimum Tax (AMT) liability of approximately $2.5 million as of December 31, 2012.  This AMT liability is available as an income tax credit which will be carried forward and applied to reduce UI’s regular federal income tax liability in future years.  As of December 31, 2012, UI had approximately $3 million of state tax credits to be carried forward and utilized in future years.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar years 2011 and 2012.  As a result, during these periods, UI recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits.

During 2010, UI recognized a significant current income tax deduction, which it reflected on its 2009 state and federal income tax returns, related to repair and maintenance costs it had previously capitalized for tax purposes.  This current income tax deduction resulted in a cash benefit of approximately $40.5 million.  As a result of this change in accounting for tax purposes, as of December 31, 2011, UI had gross unrecognized tax benefits of approximately $13.7 million, including approximately $0.5 million of interest, of which none would impact the effective tax rate if recognized.  In December 2011 and during 2012, the Internal Revenue Service (IRS) issued new and clarifying regulations with respect to the tax deductibility of previously capitalized repair and maintenance costs.  These regulations replaced previous proposed regulations issued by the IRS in March 2008.  During 2012, UI recognized the impact of implementing these new regulations which resulted in an increase in current income tax expense and a decrease in deferred income tax expense of approximately $12 million that was deferred for book purposes.  As a result of implementing these new regulations, which included an audit safe harbor from the IRS if the regulations were fully implemented, UI reversed a gross reserve for unrecognized tax benefits of approximately $13.7 million, including $0.8 million of interest, none of which had an impact on the effective tax rate.  As a result of this reversal, UI did not have any gross income tax reserves for uncertain tax positions as of December 31, 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following table sets forth a reconciliation of the changes in the gross income tax reserves for the years ended December 31, 2012 and 2011:

	2012	2011
	(In Thousands)
Balance as of December 31,	$13,676	$11,349
Increases for tax positions related to current year	-	2,327
Reductions for tax positions of prior years	(13,676)	-
Balance as of December 31,	$-	$13,676

UI is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  UI’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and UI determines a separate tax provision for this purpose.  As of December 31, 2012, the tax years 2009, 2010, and 2011 remain open and subject to audit for federal and State of Connecticut income tax purposes.

At December 31, 2012, UI had non-current deferred tax liabilities for taxable temporary differences of $579.4 million and non-current deferred tax assets for deductible temporary differences of $129.2 million, resulting in a net non-current deferred tax liability of $450.2 million.  UI had current deferred tax assets of $30.7 million at December 31, 2012.  UI did not have any current deferred tax liabilities at December 31, 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following table summarizes UI’s deferred tax assets and liabilities as of December 31, 2012 and 2011:

	2012	2011
	(In Thousands)
Deferred income tax assets:
Regulatory asset related to pension and other post-retirement benefits	$93,619	$71,325
Net operating loss carryforward	26,775	11,560
Post-retirement benefits	15,715	12,704
Gross-up effect on deferred taxes	8,745	3,531
Long-term incentive plan	3,240	3,092
Connecticut Yankee equity investment	3,140	3,145
Vacation accrual	3,016	2,927
Alternative minimum tax	2,488	-
Uncollectibles	1,277	1,359
Post-employment benefits	685	615
Gains on sale of property	662	662
Interest during construction	243	360
Other	261	11,710
	$159,866	$122,990

Deferred income tax liabilities:
Plant basis differences	$177,782	$169,496
Accelerated depreciation timing differences	192,483	165,058
Regulatory asset related to pension and other post-retirement benefits	93,619	71,325
Investment in GenConn Energy	52,920	52,027
Seabrook lease buyout	10,505	13,656
Storm regulatory asset	21,102	11,955
Pension	21,496	7,827
Bond redemption costs	5,107	5,446
Other	4,402	2,847
	$579,416	$499,637

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2012 and 2011 included on the following lines of the Balance Sheet is as follows:

	2012	2011
	(In Thousands)
Assets:
Deferred and refundable income taxes	$30,661	$24,165
Liabilities:
Deferred income taxes	450,211	400,812
Deferred income taxes – net	$419,550	$376,647

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to UI’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 Compensation-Retirement Benefits.  UI through its parent UIL Holdings has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and UIL Holdings’ pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the UIL Holdings Board of Directors oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2013 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  UI has a minimum funding requirement for 2013 currently estimated at $12 million.  Depending upon final actuarial calculations, the 2013 contribution may ultimately range between $25 million and $30 million.

UIL Holdings applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across the pension and postretirement plans of its operating subsidiaries.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the settlement of such liabilities as of December 31, 2012 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  UIL Holdings believes such an estimate of the discount rate more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years, and results in cash flows which closely match the expected payments to participants.

UI is utilizing a discount rate of 4.25% as of December 31, 2012 for all of its qualified pension plans, compared to rates of 5.30% in 2011.  The decline in the discount rate resulted in an increase to the projected benefit obligation of approximately $65 million from 2011 to 2012.  The discount rate for non-qualified pension plans as of December 31, 2012 was 4.00% compared to a rate of 5.05% in 2011.

The discount rate for UI’s postretirement benefits plans reflects plan requirements and expected future cash flows.  For the UI postretirement plan, the discount rate at December 31, 2012 was 4.25% as compared to a rate of 5.30% in 2011.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The December 31, 2011 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $1.3 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $3.2 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2012 other postretirement benefits plan expenses would have increased or decreased inversely by $0.3 million.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2012 other postretirement benefits plan expenses would have increased or decreased inversely by $0.2 million.

Pension Plans

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings Corporate and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UIL Holdings and UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Balance Sheet.

Other Postretirement Benefits Plans

In addition to providing pension benefits, UI also provides other postretirement benefits, consisting principally of health care and life insurance benefits, for retired employees and their dependents.  UI does not provide prescription drug benefits for Medicare-eligible employees in its other postretirement health care plans.  Non-union employees who are 55 years of age and whose sum of age and years of service at time of retirement is equal to or greater than 65 are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a 401(h) account in connection with the UI Pension Plan and Serial Voluntary Employee Benefit Association Trust (VEBA) accounts for the years 2007 through 2020 to fund other postretirement benefits for UI’s non-union employees who retire on or after January 1, 1994.  These VEBA accounts were approved by the IRS and UI contributed $4.5 million to fund the Serial VEBA accounts in 2007.  UI does not expect to make a contribution in 2013 to fund OPEB for non-union employees.

Union employees whose sum of age and years of service at the time of retirement is equal to or greater than 85 (or who are 62 with at least 20 years of service) are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a VEBA to fund other postretirement benefits for UI’s union employees.  The funding strategy for the VEBA is to select funds that most clearly mirror the pension allocation strategy.  Approximately 51% of UI’s employees are represented by Local 470-1, Utility Workers Union of America, AFL-CIO, for collective bargaining purposes.  Plan assets for the union VEBA consist primarily of equity and fixed-income securities.  UI does not expect to make a contribution in 2013 to fund other postretirement benefits for union employees.

Other Accounting Matters

In accordance with ASC 715, UI utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  UI amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  UI utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, UI does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of UI’s pension and other postretirement plans as of December 31, 2012 and 2011.  Plan assets and obligations have been measured as of December 31, 2012 and 2011.

			Other Post-Retirement
	Pension Benefits		Benefits
	2012	2011	2012	2011
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$427,345	$408,185	$70,548	$74,358
Service cost	6,663	7,396	1,023	1,431
Interest cost	22,363	21,195	3,704	3,848
Participant contributions	-	-	1,157	1,215
Actuarial (gain) loss	78,856	15,175	8,063	(5,492)
Benefits paid (including expenses)	(25,572)	(24,606)	(4,651)	(4,812)
Benefit obligation at end of year	$509,655	$427,345	$79,844	$70,548

Change in Plan Assets:
Fair value of plan assets at beginning of year	$282,879	$245,090	$20,898	$22,287
Actual return on plan assets	37,118	9,923	2,625	717
Employer contributions	26,550	52,472	-	-
Participant contributions	-	-	1,157	1,215
Benefits paid (including expenses)	(25,572)	(24,606)	(3,167)	(3,321)
Fair value of plan assets at end of year	$320,975	$282,879	$21,513	$20,898

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$188,680	$144,466	$58,331	$49,650

Amounts Recognized in the Balance Sheet consist of:
Current liabilities	$2,816	$243	$214	$194
Non-current liabilities	$185,864	$144,224	$58,118	$49,456

Amounts Recognized as a Regulatory Asset consist of:
Transition obligation (asset)	$-	$-	$-	$392
Prior service cost	846	1,489	45	(23)
Net (gain) loss	214,737	164,000	18,673	13,211
Total recognized as a regulatory asset	$215,583	$165,489	$18,718	$13,580

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$509,655	$427,345	N/A	N/A
Accumulated benefit obligation	$448,106	$380,213	N/A	N/A
Fair value of plan assets	$320,975	$282,878	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.25%	5.30%	N/A	N/A
Discount rate (Non-Qualified Plans)	4.00%	5.05%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	4.25%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	7.50%	8.00%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	5.00%

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The components of net periodic benefit cost are:
	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$6,663	$7,396	$1,023	$1,431
Interest cost	22,363	21,195	3,704	3,848
Expected return on plan assets	(23,364)	(21,898)	(1,538)	(1,703)
Amortization of:
Prior service costs	643	643	(69)	(101)
Transition obligation (asset)	-	-	392	1,019
Actuarial (gain) loss	14,364	14,032	1,362	2,008
Net periodic benefit cost	$20,669	$21,368	$4,874	$6,502

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$65,102	$27,398	$6,824	$(4,505)
Amortization of:
Prior service costs	(643)	(643)	69	101
Transition obligation (asset)	-	-	(392)	(1,019)
Actuarial (gain) loss	(14,364)	(14,032)	(1,362)	(2,008)
Total recognized as regulatory asset	$50,095	$12,723	$5,139	$(7,431)

Total recognized in net periodic benefit costs and regulatory asset	$70,764	$34,091	$10,013	$(929)

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2013 - December 31, 2013:
Amortization of transition obligation	$-	$-	$-	$392
Amortization of prior service cost	601	643	(50)	(69)
Amortization of net (gain) loss	19,544	14,364	1,988	1,362
Total estimated amortizations	$20,145	$15,007	$1,938	$1,685

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.05%-5.30%	5.35%	5.30%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.25%	8.00%	8.25%
Health care trend rate (current year)	N/A	N/A	8.00%	8.50%
Health care trend rate (2019 forward)	N/A	N/A	5.00%	5.00%

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$759	$(612)
Accumulated post-retirement benefit obligation	$11,000	$(9,006)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other
	Pension	Post-Retirement
Year	Benefits	Benefits
	(In Thousands)
2013	$29,426	$3,420
2014	$27,676	$3,522
2015	$27,806	$3,649
2016	$27,111	$3,741
2017	$27,157	$3,971
2018-2022	$138,000	$22,275

Defined Contribution Retirement Plans/401(k)

Since 2005, new UI employees do not participate in the UI Pension Plan or receive retiree medical plan benefits.  These employees participate in a different retirement plan, which is a “defined contribution plan,” consisting of the current provisions of UI’s 401(k)/Employee Stock Ownership Plan (KSOP) plus the following benefits:

•	An additional cash contribution of 4.0% of total annual compensation (as defined in the KSOP Plan) to a separate account in the KSOP of new hires.
•	An additional cash contribution of $1,000 per year (pro rata per pay period) into a separate Retiree Medical Fund within the KSOP account for new hires.
•	New employees do not need to contribute to the KSOP to receive these additional cash contribution amounts; they only need to be enrolled in the KSOP Plan.
•	Both additional cash contributions to the KSOP vest 100% after five years of service.

The KSOP, in which substantially all of UI’s employees are eligible to participate, enables employees to defer receipt of a portion of their compensation, up to statutory limits, and to invest such funds in a number of investment alternatives.  Matching contributions are made to the KSOP, in the form of UIL Holdings’ common stock, based on each employee’s salary deferrals in the KSOP.  For union employees, the matching contribution to the KSOP is 100% of the first 3% of employee compensation deferred and 50% of the next 2% deferred.  The maximum match is 4% of annual salary.  For non-union employees, the matching contribution to the KSOP is 100% of the first 2% of employee compensation deferred and 50% of the next 2% deferred.  All matching contributions are made in the form of UIL Holdings’ common stock.  Matching contributions to the KSOP during 2012 and 2011 were $2.3 million and $2.6 million, respectively.

(H)  RELATED PARTY TRANSACTIONS

During the years ended December 31, 2012 and 2011, UI received cash distributions from GenConn.   See Note (A) “Business Organization and Statement of Accounting Policies – Equity Investments.”

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for the years ended December 31, 2012 and 2011 totaled $2.8 million and $8.9 million, respectively.  The decrease in lease payments is primarily due to a reduction in office space utilized by UI during the first six months of 2012.  In June 2012, a new lease was entered into by UIL Holdings.

Interest income of $1.2 million related to a promissory note from UI to GenConn, which was converted to an equity investment in July 2011, is included in “Other Income and (Deductions), net” in the accompanying Statements of Income, for the year ended December 31, 2011.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such services primarily consist of Finance and Accounting, Legal, Information Technology and Human Resources.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At December 31, 2012 and 2011, the Balance Sheet reflects inter-company receivables, included in other accounts receivable of $6.8 million and $0.1 million, respectively, and inter-company payables, included in accounts payable of $10.6 million and $13.7 million, respectively.

Dividends/Capital Contributions

In 2012 and 2011, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the years ended December 31, 2012 and 2011, UI accrued dividends to UIL Holdings of $39.3 million and $70.1 million, respectively.

(I)    LEASE OBLIGATIONS

UI has lease arrangements for data processing equipment, office equipment, office space and land.

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, land, railroad rights of way and a wide variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2013	$2,668
2014	2,117
2015	1,647
2016	1,662
2017	1,662
2018-after	35,624
$45,380

Rental payments charged to operating expenses in 2012 and 2011 were as follows:

	Year Ended December 31,
	2012	2011
	(In Thousands)

Rental payments	$2,987	$11,443
Less: Sublease rental payments received	241	1,148
Rental payments charged to operating expenses	$2,746	$10,295

(J)   COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of December 31, 2012.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of groundwater monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At December 31, 2012, UI has regulatory approval to recover in future rates (through the CTA) its $11.1 million regulatory asset for Connecticut Yankee over a term ending in 2015.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In May 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award and in August 2012 the DOE filed a petition for rehearing with the appellate court which was subsequently denied.  Connecticut Yankee has received payment of the damage award and, in light of its ownership share, UI will receive approximately $3.8 million of such award which will be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In light of its ownership share, UI would receive approximately $12.8 million of such award which would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) to transfer title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

A site on the Mill River in New Haven was conveyed in 2000 by UI to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  As of December 31, 2012, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability and of what remediation activity remains to be undertaken at the site.  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the property and (ii) an order directing UI to investigate and remediate the property.  In May 2012, UI filed an answer and counterclaims, and the plaintiffs filed an answer to UI’s counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act.  In October 2012, the motion for summary judgment was denied without prejudice.  UI’s knowledge of the current conditions at the site is insufficient to make a reasonable update of the original $1.9 million remediation estimate.  UIL Holdings cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and UI is vigorously defending the litigation.  Based on the settlement of the subcontractors’ claims, and after the completion of evidence in the state court trial, UI estimates that the general contractor’s claims have been reduced to approximately $7.7 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.

UI also is pursuing an indemnification claim against the general contractor. The trial on the general contractor’s claims and UI’s indemnification claim concluded in December 2012.  Post-trial briefing and oral argument are scheduled to be completed in the first quarter of 2013.  A decision by the judge could be issued as early as the second quarter of 2013.  UI expects to recover amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.  In October 2012, the general contractor filed a complaint against UI with the FERC alleging that UI’s inclusion of certain costs incurred by UI in connection with the Middletown/Norwalk Transmission Project were not reasonably and/or prudently incurred and/or were not incurred in good faith by UI, and subsequently filed an amended complaint.  UI vigorously defended against these allegations, pursuant to FERC rules of practice.  On February 21, 2013, FERC dismissed the complaint, without prejudice.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Purchase and Sale Agreement

As part of its plan to consolidate operations and office personnel, in July 2011, UI entered into an agreement for the sale of the Electric System Work Center (ESWC) located at 801 Bridgeport Avenue in Shelton, CT for approximately $10.2 million.   Prior to the expiration of the due diligence period, the buyer requested a price reduction and certain other changes to the agreement.  The parties were unable to reach an agreement and in November 2012, the buyer sent UI notice terminating the agreement.  UI expects to return or recover any gain or loss, respectively, which may result from the future sale of the property through the regulatory process.

(K) FAIR VALUE MEASUREMENTS

UI utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2012 and December 31, 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)
Assets:
Contracts for differences	$-	$-	$78,838	$78,838
Supplemental retirement benefit trust life insurance policies	-	6,438	-	6,438
	$-	$6,438	$78,838	$85,276

Liabilities:
Contracts for differences	$-	$-	$255,443	$255,443
Long-term debt	-	900,614	-	900,614
	$-	$900,614	$255,443	$1,156,057

Net fair value assets/(liabilities), December 31, 2012	$-	$(894,176)	$(176,605)	$(1,070,781)

December 31, 2011
Assets:
Contracts for differences	$-	$-	$87,454	$87,454
Supplemental retirement benefit trust life insurance policies	-	5,655	-	5,655
	$-	$5,655	$87,454	$93,109

Liabilities:
Contracts for differences	$-	$-	$268,035	$268,035
Long-term debt	-	761,643	-	761,643
	$-	$761,643	$268,035	$1,029,678

Net fair value assets/(liabilities), December 31, 2011	$-	$(755,988)	$(180,581)	$(936,569)

The determination of fair value of the derivative assets and liabilities, which primarily consist of contracts for differences, was based on a probability-based expected cash flow analysis that was discounted at the December 31, 2012 or December 31, 2011 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  Additional quantitative information about Level 3 fair value measurements is as follows:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	0.78% - 1.54%
	Discount rate	1.18% - 1.48%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UI’s net income.

Fair value of long-term debt is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of December 30, 2012 and December 31, 2011 in the active markets for the various funds within which the assets are held.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012 and 2011.

Year Ended
December 31, 2012
(In Thousands)

Net derivative assets/(liabilities), December 31, 2011	$(180,581)
Unrealized gains and (losses), net	3,976
Net derivative assets/(liabilities), December 31, 2012	$(176,605)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2012	$3,976

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Year Ended
December 31, 2011
(In Thousands)

Net derivative assets/(liabilities), December 31, 2010	$(108,975)
Unrealized gains and (losses), net	(71,606)
Net derivative assets/(liabilities), December 31, 2011	$(180,581)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2011	$(71,606)

The following tables set forth the fair values of UI’s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)

Pension assets
Cash and cash equivalents	$777	$-	$-	$777
Mutual funds	-	306,033	-	306,033
Hedge fund	-	-	14,165	14,165
	777	306,033	14,165	320,975
OPEB assets
Mutual funds	21,513	-	-	21,513
	21,513	-	-	21,513

Fair value of plan assets, December 31, 2012	$22,290	$306,033	$14,165	$342,488

December 31, 2011

Pension assets
Cash and cash equivalents	$14,074	$-	$-	$14,074
Mutual funds	-	268,805	-	268,805
	14,074	268,805	-	282,879
OPEB assets
Mutual funds	20,898	-	-	20,898
	20,898	-	-	20,898

Fair value of plan assets, December 31, 2011	$34,972	$268,805	$-	$303,777

The determination of fair value of the Level 1 and Level 2 pension and OPEB assets was based on quoted prices, as of December 31, 2012 and 2011, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012 and 2011.

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	122
Purchases	14,043
Pension assets-Level 3, December 31, 2012	$14,165

Year Ended
December 31, 2011
(In Thousands)

Pension assets-Level 3, December 31, 2010	$390
Unrealized/Realized gains and (losses), net	(6)
Settlements	(384)
Pension assets-Level 3, December 31, 2011	$-